Investor Contact: Neil Berkman Berkman Associates (310) 826 - 5051 info@BerkmanAssociates.com	Company Contact: Danny Zheng CFO (954) 596 - 1000 www.SingingMachine.com

The Singing Machine Company Reports Fiscal 2007 Results

Net Income Was $0.03 Per Share Versus A Loss of $0.19 Per Share
Working Capital Increased to $2.4 Million Versus A Deficit of $4.3 Million
Shareholders' Equity Increased to $2.9 Million Versus A Deficit of $3.7 Million

Coconut Creek, FL, June 27, 2007 -- The Singing Machine Company (AMEX: SMD) today announced financial results for the fiscal year ended March 31, 2007, highlighted by net income of $0.03 per diluted share versus a loss of $0.19 per diluted share for the fiscal year ended March 31, 2006.
The Company also reported substantial improvements in its balance sheet, including an increase in working capital to $2.4 million at March 31, 2007 compared to a working capital deficit of $4.3 million at March 31, 2006, and an increase in shareholders' equity to $2.9 million at March 31, 2007 compared to a deficit of $3.7 million at March 31, 2006.
"We achieved our primary goals for fiscal 2007, most importantly a return to profitability after three years of losses and a dramatic improvement in our financial condition, but we are far from satisfied. What remains is to drive top line growth going forward, and we believe that we have positioned the Company to make this happen in fiscal 2008," said CFO Danny Zheng.
"We also developed and introduced a new line of electronic products based on MGA's BRATZTM franchise, one of the world's leading toy lines and girls' lifestyle brands. These new products, which include DVD players, combination TV/DVDs, boom boxes, mini radios and sunglass radios jointly developed by The Singing Machine and MGA, have been well-received by our customers. Our BRATZ line is now being carried in Toys R Us stores nationwide, for example, and we currently expect these products to make a significant contribution to revenue in fiscal 2008. As a result, we are optimistic that we will increase our revenues in the new year compared to fiscal 2007." Zheng added.
Zheng noted that total operating expenses decreased 15% for fiscal 2007 compared to fiscal 2006, reflecting the Company's continued focus on effective cost control.

Fiscal 2007 Results
Revenue for the twelve months ended March 31, 2007 decreased to $26,732,000 compared to $32,306,000 for fiscal 2006.
Gross margin improved to 23% of revenue compared to 22% for the prior year, reflecting the increased contribution of new models.

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THE SINGING MACHINE COMPANY, INC.
6601 Lyons Road ● Building A-7 ● Coconut Creek, Florida 33073 ● (954) 596-1000 ● Fax (954) 596-2000

The Singing Machine Company Reports Fiscal 2007 Results
June 27, 2007
Page Two

Loss from operations decreased to $1,702,000 compared to a loss from operations of $2,159,000 for fiscal 2006. The decrease was primarily due to the reduction of operating expenses.
Net income for fiscal 2007 was $739,000, or $0.03 per diluted share, which included $2,454,000 from the reversal of a provision for Hong Kong income taxes. This compares to a net loss for fiscal 2006 of $1,905,000, or $0.19 per diluted share.

Conference Call Postponed
Singing Machine has postponed the conference call previously scheduled for today at 11:00 a.m. EST, and will soon announce a new date and time for the call soon.

About The Singing Machine
Incorporated in 1982, The Singing Machine Company develops and distributes a full line of consumer-oriented karaoke machines and music as well as other electronic products under The Singing MachineTM, MotownTM, MTVTM, NickelodeonTM, Hi-5TM, BratzTM and other brand names. The first to provide karaoke systems for home entertainment in the United States, The Singing Machine sells its products in North America, Europe and Asia.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management and include, but are not limited to statements about our financial statements for the fiscal year ended March 31, 2007. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the risks that our vendors in China may not ship our products on the scheduled basis and that we will have sufficient cash flow to finance our working capital needs in the second and third quarter of this fiscal year. In addition, you should review our risk factors in our SEC filings which are incorporated herein by reference. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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The Singing Machine Company, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	For Years Ended March 31,
	2007	2006	2005
Net Sales	$26,732,144	$32,305,560	$38,209,825

Cost of Goods Sold	20,616,541	25,223,056	28,945,283

Gross Profit	6,115,603	7,082,504	9,264,542

Operating Expenses
Selling expenses	2,308,959	2,169,168	3,546,185
General and administrative expenses	4,952,254	6,140,542	6,629,263
Depreciation and amortization	556,051	932,216	709,329

Total Operating Expenses	7,817,264	9,241,926	10,884,777

Loss from Operations	(1,701,661)	(2,159,422)	(1,620,235)

Other Income (Expenses)
Other income	--	103,396	204,267
Gain on sale of subsidiary and other assets	29,028	--	--
Net gain on retirement of convertible debentures	--	2,253,725	--
Interest expense	(42,355)	(487,307)	(549,506)
Interest expense - Amortization of
discount on convertible debentures	--	(1,615,642)	(1,626,501)

Net Other Income (Expenses)	(13,327)	254,172	(1,971,740)

Loss before reversal of provision for income taxes	(1,714,988)	(1,905,250)	(3,591,975)

Reversal of Provision for income taxes	2,453,576	--	--

Net Income (Loss)	$738,588	$(1,905,250)	$(3,591,975)

Income (Loss) per Common Share
Basic	$0.03	$(0.19)	$(0.39)
Diluted	$0.03	$(0.19)	$(0.39)

Weighted Average Common and
Common Equivalent Shares:
Basic	21,473,193	10,029,085	9,112,278
Diluted	25,082,054	10,029,085	9,112,278

The Singing Machine Company, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31,
	2007	2006
Assets
Current Assets
Cash and cash equivalents	$1,188,900	$423,548
Restricted cash	--	268,405
Accounts receivable, net	1,054,371	1,169,271
Due from factor	109,991	134,281
Inventories	2,280,083	1,688,058
Prepaid expenses and other current assets	521,891	228,402

Total Current Assets	5,155,236	3,911,965

Property and Equipment, net	446,510	513,615
Other Non-Current Assets	56,054	98,687

Total Assets	$5,657,800	$4,524,267

Liabilities and Shareholders' Equity (Deficit)

Current Liabilities
Accounts payable	$903,245	$1,563,810
Accounts payable - related party	199,316	--
Accrued expenses	624,994	648,182
Customer credits on account	594,169	1,034,215
Deferred gross profit on estimated returns	213,718	186,282
Loan payable	--	2,000,000
Subordinated debt-related parties	225,000	300,000
Income tax payable	--	2,453,576

Total Current Liabilities	2,760,441	8,186,065

Shareholders' Equity (Deficit)
Preferred stock, 1.00 par value; 1,000,000 shares
authorized, no shares issued and outstanding	--	--
Common stock, Class A, .01 par value; 100,000 shares
authorized; no shares issued and outstanding	--	--
Common stock, 0.01 par value; 100,000,000 shares authorized;
27,286,199 and 10,060,282 shares issued and outstanding	272,862	100,603
Additional paid-in capital	17,306,341	11,658,031
Accumulated deficit	(14,681,844)	(15,420,432)

Total Shareholders' Equity (Deficit)	2,897,359	(3,661,798)

Total Liabilities and Shareholders' Equity (Deficit)	$5,657,800	$4,524,267